As filed with the Securities and Exchange Commission on September 29, 2006
Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OMNI FINANCIAL SERVICES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Georgia	6021	58-1990666
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

Six Concourse Parkway
Suite 2300
Atlanta, Georgia 30328
(770) 396-0000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stephen M. Klein
Omni Financial Services, Inc.
Six Concourse Parkway, Suite 2300
Atlanta, Georgia 30328
(770) 396-0000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of Communications to:
Katherine M. Koops, Esq. Powell Goldstein LLP One Atlantic Center Fourteenth Floor 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3488 (404) 572-6600	Brennan Ryan, Esq. Jason R. Wolfersberger, Esq. Nelson Mullins Riley & Scarborough LLP 999 Peachtree Street, NE Suite 1400 Atlanta, Georgia 30309-3964 (404) 817-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. X Regis. No. 333-134997

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Common Stock, $1.00 par value	402,500	$9.50	$3,823,750	$410
(1)	Includes shares of common stock which may be purchased by the underwriter to cover over-allotments, if any.

(2)	Reflects the initial public offering price under the earlier effective registration statement described above.

(3)
Previously paid pursuant to the earlier effective registration statement described above, which registered an aggregate of 3,450,000 shares at a proposed maximum offering price of $12.00 per share, for a proposed maximum aggregate offering price of $41.4 million and a filing fee of $4,431. Although additional shares are being registered, the maximum aggregate offering price has been reduced to $36,598,750 (which would require a filing fee of $3,916), and as a result, no additional fee is due.

Incorporation by Reference of Registration Statement on Form S-1, Registration No. 333-134997

Omni Financial Services, Inc. (the “Company”) hereby incorporates by reference into this Registration Statement on Form S-1 in its entirety the Registration Statement on Form S-1 (Registration No. 333-134997) declared effective on September 28, 2006 by the Securities and Exchange Commission (the “Commission”), including each of the documents filed by the Company with the Commission and incorporated or deemed to be incorporated by reference therein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on September 28, 2006.

OMNI FINANCIAL SERVICES, INC.

By:	/s/ Stephen M. Klein
Stephen M. Klein
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities stated and on the 28th day of September, 2006.

Signature	Capacity

/s/ Stephen M. Klein	Chairman of the Board and
Stephen M. Klein	Chief Executive Officer (Principal Executive Officer)

*	President, Chief Operating
Irwin M. Berman	Officer, and Director

*	Chief Financial Officer
Constance Perrine	(Principal Financial and Accounting Officer)

*	Chief Redevelopment
Jeffrey L. Levine	Lending Officer and Director

*	Director
L. Lynnette Fuller-Andrews

*	Director
Eliot M. Arnovitz

*	Director
Peter Goodstein

*	Director
Barbara Babbit Kaufman

Director
Ulysses Taylor

* By:    /s/ Stephen M. Klein
     Stephen M. Klein, Attorney-in-Fact